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Exhibit 5.1

Reed Smith LLP
Reed Smith Centre
225 Fifth Avenue
Pittsburgh, PA 15222-2716
Tel +1 412 288 3131
Fax +1 412 288 3063
reedsmith.com

November 1, 2018

Equitrans Midstream Corporation
625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania 15222

Re:
Registration Statement on Form S-1 for Equitrans Midstream Corporation 2018 Long-Term Incentive Plan

Ladies and Gentlemen:

        We have acted as counsel to Equitrans Midstream Corporation, a Pennsylvania corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act") on Form S-1 (the "Registration Statement") of the issuance by the Company from time to time of up to 1,000,000 shares of its Common Stock, no par value per share (the "Shares") under the Company's 2018 Long-Term Incentive Plan (the "Plan").

        We have examined such corporate records, certificates and other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. Upon the basis of such examination, we advise you that, in our opinion, the Shares have been duly authorized, and when the Registration Statement has become effective under the Act and when the Shares have been duly issued in accordance with the Plan, the Shares will be validly issued, fully paid and nonassessable.

        The foregoing opinion is limited to the Federal laws of the United States and the laws of the Commonwealth of Pennsylvania, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

        This opinion has been prepared for your use in connection with the issuance of the Shares and speaks as of the date hereof. We assume no obligation to advise you of any fact, circumstance, event or change in the law or facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify the opinions expressed herein.

        It is understood that this opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.

Very truly yours,
/s/ REED SMITH LLP Reed Smith LLP

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  Exhibit 5.1